EXHIBIT 5.1

                              KAIN & VALINSKY, P.A.
                                ATTORNEYS AT LAW
                           750 SOUTHEAST THIRD AVENUE
                                    SUITE 100
                         FORT LAUDERDALE, FLORIDA 33316
                                     ------
                            TELEPHONE (954) 768-0678
                            TELECOPIER (954) 768-0158

                               February 13, 2007


eLuxuryHouse, Inc.
2924 Davie Road, Suite 200
Davie, Florida  33314

Gentlemen:

         We have been requested to issue our opinion as to the legal status of 1,010,000 shares of the common stock of eLuxuryHouse, Inc., a Florida corporation ("Company"), which are being registered for resale by their respective owners with the Securities and Exchange Commission pursuant to a registration statement on Form SB-2 under the Securities Act of 1933, as amended.

         In connection with the foregoing, we have examined copies of the Company's Articles of Incorporation, Bylaws, and relevant resolutions of the Company's Board of Directors.

         Based upon the foregoing, we are of the opinion that the 1,010,000 shares of the Company's common stock being registered for resale pursuant to a registration statement on Form SB-2 have been, and will be if and when sold, validly authorized, issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the subject registration statement on Form SB-2 and to the use of our name in the prospectus that comprises part of such registration statement under the caption "Legal Matters."

                                   Sincerely,

                                   /s/Kain & Valinsky, P.A.
                                   Kain & Valinsky, P.A.